Exhibit 4.03

Criterion Software Limited

APPROVED SHARE OPTION SCHEME

Inland Revenue Reference: X 21908

Adopted by the Company on 30 January 2002 and amended on [  ] 2004

Approved by the Inland Revenue on 30 January 2002 and amendments approved on [  ] 2004

KPMG

1 Forest Gate

Brighton Road

Crawley

West Sussex

RH11 9PT

RULES OF THE CRITERION SOFTWARE LIMITED APPROVED SHARE OPTION SCHEME

INDEX

		Page
1	Definitions	3

2	Grant of Options	15

3	Limitations on Grants	18

4	Exercise of Options	20

5	Take-overs, Reconstructions, Liquidations and Option Exchanges	23

6	Variation of Share Capital	28

7	Manner of Exercise of Options	30

8	Administration and Amendment	33

9	Miscellaneous	35

Appendices I and Ia:	Letters of Grant

Appendices II and IIa:	Option Certificates and Notices of Exercise

Appendices III and IIIa	Forms of Renunciation

RULES OF THE CRITERION SOFTWARE LIMITED APPROVED SHARE OPTION SCHEME

1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“Act”	-	the Income and Corporation Taxes Act 1988;

“Acquiring Company”	-	where the conditions of paragraph 15 of Schedule 9 are met, such company as shall be at any time the “acquiring company” as defined in that paragraph;

“Adoption Date”	-	the date on which the Scheme is adopted by an ordinary resolution of the Company;

“Announcement Date”	-	the date on which the results of the Company are announced for any period;

“Approval Date”	-	the date upon which the Board of Inland Revenue approves the Scheme;

“Associated Company”	-	has the same meaning as in section 416 of the Act;

“Auditors”	-	the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”	-	the board of directors of the Company or a duly constituted committee thereof at which a quorum is present;

“Committee”	-	a duly constituted committee of the Board delegated with the authority to consider the remuneration of directors and senior employees of the Company in accordance with any prevailing code of practice operated by companies whose shares have been admitted to the Official List of the UK Listing Authority;

“Company”	-	Criterion Software Limited registered in England No 2464484 or in relation to New Options granted pursuant to Rule 2.6 save for the purposes of Rules 2, 3 and 8.2

(i) the Acquiring Company; or

(ii) some other company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 10 of Schedule 9 over whose shares a New Option has been granted;

“Control”	-	has the same meaning as in section 840 of the Act;

“Date of Grant”	-	the date on which an Option is, was or is to be granted under the Scheme, pursuant to Rule 2.1, or on which an Option is or was treated as being granted pursuant to Rule 2.6;

“Dealing Day”	-	a day on which The Stock Exchange is open for the transaction of business;

“Eligible Employee”	-	any Group Employee who is required to devote substantially all his working time to the business of the Group (provided that in the case of a director, he is required to devote to his duties not less than 25 hours per week (excluding meal breaks)) is not within two years of his normal retirement date and is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme;

“Executive Option Scheme”	-	any share option scheme (other than this Scheme and any scheme under which participation is offered to all or substantially all employees of the Group) whether approved by the Board of the Inland Revenue under Schedule 9 or not which provides for the subscription of

Shares by or on behalf of Group Employees;

“Exercise Price”	-	the amount as determined by the Grantor which a Participant shall pay to acquire a Share on the exercise of an Option being, subject to Rule 2.6 and Rule 6, in the case of an Option to Subscribe not less than the higher of:

(i) the nominal value of a Share; and

(ii) the Market Value of a Share on the Date of Grant

and in the case of an Option to Purchase, not less than the Market Value of a Share on the Date of Grant;

“Form of Renunciation”	-	the form of renunciation appropriate to the Grantor in the form set out in Appendix III or IIIa or in such form as the committee may determine from time to time;

“Grant Period”	-	prior to a Listing Date a period determined at the discretion of the Board, or at any time on or after the Listing Date the period of forty two days commencing on:

(i) the Approval Date;

(ii) the Listing Date;

(iii) the third day following an Announcement Date; or

(iv) a day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options;

“Grantor”	-	in the case of an Option to Subscribe, the Company, and in the case of an Option to Purchase, the Trustee;

“Group”	-	the Company and its Subsidiaries and the phrase “Group Company” shall be construed accordingly;

“Group Employee”	-	a director or employee of any Group Company;

“Injury, Ill Health, Disability”	-	the cessation of employment or office by reason of injury, ill health or disability provided the Committee is satisfied, on production of such evidence as it may reasonably require:

(i) that the individual has ceased to exercise and, by reason of injury, ill health or disability, is incapable of exercising that office or employment; and

(ii) that the individual is likely to remain so incapable for the foreseeable future;

“Letter of Grant”	-	the letter appropriate to the Grantor in the form set out in Appendix I or Ia or in such form as the Committee may determine from time to time;

“Listing Date”	-	the date on which:

(i)     the admission of the Company’s Shares to the Official List of the UK Listing Authority becomes effective including the admission of the Company’s Shares to the Alternative Investment Market of the London Stock Exchange plc; or

(ii)    the granting of an application by the Company for the dealing in the Company’s Shares on any other Recognised Exchange whereby such Shares can be freely traded and the approval for such dealings becomes effective;

whether such listing or admission to trading is effected by way of an offer for sale, a new issue of Shares, an introduction, a placing or otherwise;

“Market Value”	-	on any day an amount equal to the average closing middle market quotation of a Share as derived from the Daily Official List of The Stock Exchange during the immediately preceding three Dealing Days or if on that day the Shares are not so listed, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Scheme with the Inland Revenue Shares Valuation Division;

“Model Code”	-	the Model Code for transactions in securities by directors issued from time to time by the UK Listing Authority, and/or any code adopted by the Board in addition to or replacement of such publication;

“New Option”	-	an option over shares meeting the requirements of sub-paragraphs 15(3)(a) to (d) of Schedule 9, granted in consideration for the release of a Subsisting Option within the “appropriate period” (as defined by paragraph 15(2) of Schedule 9);

“NIC”	-	Class 1 National Insurance Contributions;

“NIC Election”	-	an election having effect under Paragraph 3 (B) of Schedule 1 to the Social Security Contribution and Benefits Act 1992 as a result of which any secondary NIC liability in respect of the exercise of the Option becomes the Participant’s liability;

“Notice of Exercise”	-	the notice of exercise appropriate to the Grantor in the form set out in Appendix II or IIa or in such form as the Committee may determine from time to time which shall, inter alia, specify the number of Shares in respect of which the Option is to be exercised;

“Official List”	-	the Official List of the UK Listing Authority;

“Option”	-	a right to acquire Shares granted or to be granted pursuant to Rules 2.1 or 2.6 and the term “Option” shall be construed to mean either “Option to Purchase” or “Option to Subscribe” or both as the context requires;

“Option Certificate”	-	the option certificate appropriate to the Grantor in the form set out in Appendix II or IIa or in such form as the Committee may determine from time to time;

“Option to Purchase”	-	an Option to purchase Shares granted by the Trustee;

“Option to Subscribe”	-	an Option to subscribe for Shares granted by the Company;

“Other Option Scheme”	-	any share option scheme (other than this Scheme or any savings-related share option scheme) approved by the Board of Inland Revenue under Schedule 9 and established by the Company or any Associated Company thereof;

“Other Scheme”	-	any scheme (other than this Scheme) which provides for the subscription of Shares by or on behalf of employees of the Group;

“Participant”	-	a person who has been granted an Option or (where the context admits) his legal personal representative(s);

“Performance Condition”	-	any condition imposed by the Committee pursuant to Rule 2.3 whereby an Option is granted on the basis that it may not be exercised, in whole or in part, until and to the extent that the condition has been satisfied;

“Recognised Exchange”	-	a recognised stock exchange within the meaning of section 841 of the Act or a recognised investment exchange within the meaning of the Financial Services Act 1986;

“Redundancy”	-	the cessation of employment or office by reason of redundancy within the meaning of the Employment Rights Act 1996;

“Remuneration”	-	at the relevant Date of Grant the aggregate of:

(i) the annual basic rate of pay of the relevant Eligible Employee; and

(ii) the amount (if any) of the fluctuating emoluments paid to the relevant Eligible Employee during the 12 month period expiring on the day prior to the relevant Date of Grant;

“Retirement”	-	the cessation of employment or office by reason of retirement at, or beyond such age at which an individual is entitled to retire in accordance with the terms of his contract of employment or where no such age is specified at 60 or any other age with the consent of the Committee;

“Rules”	-	the rules of the Scheme as the same may be amended from time to time; and “Rule” shall be construed accordingly;

“Schedule 9”	-	Schedule 9 to the Act;

“Scheme”	-	this Criterion Software Limited Approved Share Option Scheme constituted and governed by the Rules with, and subject to, any amendments thereto properly effected;

“Share”	-	an ordinary share in the capital of the Company within the meaning of section 832(1) of the Act;

“The Stock Exchange”	-	The London Stock Exchange plc;

“Subsidiary”	-	a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

“Subsisting Option”	-	an Option which has been granted and which has not lapsed, been surrendered, renounced or exercised in full and the terms

“Subsisting Option to Purchase” and “Subsisting Option to Subscribe” shall be construed accordingly;

“Trust”	-	any employee share ownership trust which may be established from time to time by any Group Company which is an employees’ share scheme as defined in section 743 of the Companies Act 1985 and has been nominated for the purposes of this Scheme by the Committee;

“Trustee”	-	the original trustee or other trustee for the time being of the Trust who confirms to the Company that it will comply with the Scheme;

“UK Listing Authority”	-	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its functions in respect of admission to the Official List.

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment;

(iv)	words have the same meanings as in Schedule 9 unless the context otherwise requires; and

(v)	headings and captions are provided for reference only and shall not be considered as part of the Scheme.

2	Grant of Options

2.1	The Committee may in its absolute discretion select any number of individuals who shall at the intended Date of Grant be Eligible Employees and recommend the grant to them of Options. Options may be granted subject to Rules 2.3 and 3 under this Scheme by the Grantor but in the case of the Grantor being the Trustee only with the prior written approval of the Committee at any time or times during a Grant Period but not earlier than the Approval Date and not later than the tenth anniversary of the Adoption Date provided that the Shares satisfy the conditions specified in paragraphs 10-14 inclusive of Schedule 9 on the Date of Grant.

2.2	If the Grantor is prevented by statute, order, regulation or government directive or the Model Code from granting Options within any Grant period, then the Grantor may (with the agreement of the Committee where the Grantor is the Trustee) grant Options within twenty one days of the lifting of such restrictions.

2.3	For options granted on or after the Listing Date the exercise of any Option granted pursuant to Rule 2.1 shall be subject to satisfaction of a Performance Condition determined by the Committee prior to the Date of Grant and the exercise of any Option granted prior to the Listing Date may be subject to the satisfaction of such Performance Condition.

2.4	The Performance Condition which must be based on objective conditions imposed by virtue of Rule 2.3 shall be:

(i)	set out in full in the Option Certificate or in a schedule referred to in the Option Certificate;

(ii)	such that rights to exercise an Option after the fulfilment or attainment of such objective conditions shall not be dependent upon the further discretion of any person; and

(iii)	not capable of amendment or waiver unless events happen which cause the Committee to consider that the Performance Condition has ceased to be appropriate whereupon the Committee may at any time amend, relax or waive the Performance Condition provided that in the reasonable opinion of the Committee the varied Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be.

2.5	Any Option may be renounced in whole or in part by the Participant by completing and returning the appropriate Form of Renunciation together with the relevant Option Certificate to the Grantor not later than 30 days after the Date of Grant of that Option in which case the Option shall for all purposes be taken never to have been granted.

2.6	Where the circumstances noted in Rule 5.4 apply New Options may be granted within the terms of paragraph 15(1) Schedule 9 in consideration for the release of Options previously granted under this Scheme. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Scheme.

2.7	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 2.7 shall not prevent the Option of a deceased Participant being exercised by his personal representative(s) within the terms of these Rules.

2.8	The Committee may determine and provide on the Date of Grant that it is a condition of exercise of an Option that the Participant has:

(i)	agreed in writing to bear the cost of all or part of any secondary NIC in respect of the exercise of the Option;

(ii)	entered into an NIC Election; or

(iii)	accepted and confirmed in writing that an NIC Election that has already been entered into will apply to the Option in which case any secondary NIC due on the exercise of the Option shall be payable by or recoverable from that Participant in accordance with Rule 7.7 provided that the Committee may in its discretion at any time or times release the Participant from this liability or reduce his liability hereunder provided that where a NIC Election has been entered into between the relevant Group Company and that Participant any amendment to the format of that election to reduce the Participant’s liability will require prior approval of the Board of Inland Revenue.

2.9	Options shall be granted to Eligible Employees by an Option Certificate executed as a deed specifying the Date of Grant, the number of Shares subject to Option, the Exercise Price and the Performance Condition. The Option Certificate shall be sent to the Participant together with a Letter of Grant as soon as practicable after the Date of Grant.

3	Limitations on Grants

3.1	Options to Subscribe to be granted on or after the Listing Date pursuant to Rule 2.1 may be granted provided that such grant does not result in the aggregate of:

(i)	the number of Shares which remain issuable on the exercise of Subsisting Options granted on or after the Listing Date and within the preceding ten years;

(ii)	the number of Shares which have been issued pursuant to the exercise of Options granted on or after the Listing Date and within the preceding ten years; and

(iii)	the number of Shares which have been issued or which remain issuable pursuant to rights granted under any Other Scheme on or after the Listing Date and within the preceding ten years.

exceeding 10% of the Shares in issue on the last Dealing Day before the Date of Grant provided that the Board shall adjust the aggregate number of Shares in each case to reflect any subsequent variation of share capital of the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable.

3.2	Options to Subscribe may be granted on or after the Listing Date pursuant to Rule 2.1 provided that such grant does not result in the aggregate of:

(i)	the number of Shares which remain issuable on the exercise of Subsisting Options granted after the Listing Date and within the preceding 10 years;

(ii)	the number of Shares which have been issued pursuant to the exercise of Options granted after the Listing Date and within the preceding ten years; and

(iii)	the number of shares which have been issued or which remain issuable pursuant to rights to subscribe granted under any Executive Option Scheme after the Listing Date and within the preceding ten years exceeding 5% of the shares in issue on the last Dealing Day before the Date of Grant provided that the Board shall adjust the aggregate number of shares in each case to reflect any subsequent variation of share capital of the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable.

3.3	Any Option granted to an Eligible Employee shall be limited and take effect so that immediately following such grant he would hold Subsisting Options over shares with an aggregate Market Value not exceeding £30,000, or such other limit specified in paragraph 28 of Schedule 9.

For the purpose of this Rule 3.2, Subsisting Options shall comprise Subsisting Options granted under this Scheme and subsisting options granted under all Other Option Schemes.

For the purpose of this Rule 3.2 the Market Value of Shares shall be calculated in accordance with paragraph 28(3) of Schedule 9.

3.4	Any Option to Subscribe shall be limited and take effect so that immediately following such grant the aggregate Market Value of Shares subject to all Options to Subscribe as at their respective dates of grant granted after the Listing Date and within the previous year to the Eligible Employee would not exceed his annual Remuneration.

For the purposes of this Rule 3.3, Option to Subscribe shall comprise any such option over shares of the Company granted after the Listing Date under this Scheme or any Executive Option Scheme.

3.5	To the extent that the Committee has procured that the Trustee transfers Shares to satisfy an Option to Subscribe pursuant to Rule 7.4, such Option shall not be treated as an Option to Subscribe for the purposes of this Rule 3 unless such Shares were specifically issued by the Company to the Trustee to enable the Trustee to satisfy the Option to Subscribe.

4	Exercise of Options

4.1	Subject to each of the succeeding rules of this Rule 4 and Rule 7 any Subsisting Option may be exercised by the Participant or, if deceased, by his personal representatives in whole or in part in accordance with the provisions of Rule 5 or if earlier at the time of or at any time following the occurrence of the earliest of the following events:

(i)	the date(s) specified by the Committee at the Date of Grant;

(ii)	the death of the Participant provided that the Options cannot be exercised by such Participant’s personal representatives prior to the dates specified in the relevant Option Certificates;

(iii)	the Participant ceasing to be a Group Employee where that cessation was by reason of Injury, Ill Health or Disability provided that the Options cannot be exercised by such Participant prior to the dates specified in the relevant Option Certificates;

(iv)	the Participant ceasing to be a Group Employee for a reason not falling within Rule 4.1(iii) and the Committee consenting prior to the date of cessation to the exercise of his Options in whole or in part provided that the Committee shall consent only on terms that the Options cannot be exercised by such Participant prior to the dates specified in the relevant Option Certificates.

4.2	An Option may only be exercised if and to the extent that the Performance Condition has been satisfied.

4.2.1	The Performance Condition shall be deemed to be satisfied when an Option is exercised in the circumstances set out in Rule 4.1 (ii) or (iii) or Rule 5.

4.2.2	Where the Committee has exercised its discretion under Rule 5.7 such that the old Option is not exercisable as a result of the event specified in Rules 5.1, 5.2, 5.3 or 5.5 then the New Option granted pursuant to Rule 2.6 shall be subject to the same Performance Condition as applied to the old Option subject only to such amendment as the Committee consider necessary under Rule 2.4(iii).

4.2.3	Where the Committee has not exercised its discretion under Rule 5.7 such that the old Option is exercisable as a result of the event specified in Rules 5.1, 5.2, 5.3 or 5.5 then the Performance Condition imposed when the old Option was granted shall be deemed to be satisfied and therefore no Performance Condition shall continue to apply to the New Option granted pursuant to Rule 2.6.

4.3	Where a Participant gives or is given notice to terminate his office or employment such that he will no longer be a Group Employee and the office or employment will cease for a reason not falling within Rule 4.1 (iii), his Option will not be exercisable from the date such notice is given until, providing the Option has not then lapsed in accordance with Rule 4.5, the day following the date he ceases to be a Group Employee.

4.4	No Option may be exercised by a Participant at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

4.5	An Option shall become incapable of exercise and shall lapse on the earliest of the following events:

(i)	the tenth anniversary of the Date of Grant or such earlier date specified by the Grantor at the Date of Grant;

(ii)	the first anniversary of the Participant’s death;

(iii)	the date on which the Participant ceases to be a Group Employee where that cessation was by reason of Redundancy or Retirement;

(iv)	the date on which the Participant ceases to be a Group Employee, where that cessation was by reason either of the company or companies of which he was a director or employee ceasing to be a Group Company or of the office or employment relating to a business or part of a business which is transferred to a person who is not a Group Company;

(v)	where a Participant ceases to be a Group Employee for any of the reasons set out in Rule 4.1(iii), the later of six months following such cessation and whichever is the earlier of six months following the third anniversary of the Date of Grant or six months following the Listing Date provided that the Committee may determine that the Option shall not lapse until the later of three and one-half years after the Date of Grant and three and one-half years from the last occasion (if any) on which the Participant exercised an option granted under the Scheme or any Other Option Scheme in circumstances which qualified for relief from income tax under section 185(3) of the Act;

(vi)	where a Participant ceases to be a Group Employee for a reason falling within Rule 4.1(iv) the date his office or employment ceases unless the Committee has determined prior to the date of cessation that the Option should not lapse for a specified period (not to exceed the maximum period that may be specified by the Committee pursuant to Rule 4.5 (v) in which case the Option shall lapse at the end of the specified period;

(vii)	the Participant being adjudicated bankrupt;

(viii)	the surrender of the Option by the Participant;

(ix)	on the date determined in accordance with Rule 5.10.

5	Take-overs, Reconstructions, Liquidations and Option Exchanges

5.1	If any person obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Option then the Company shall notify all Participants and the Trustee as soon as is practicable of the offer in accordance with Rule 8.4. Any Subsisting Option may, subject to Rules 5.6 and 5.7, be exercised (but so that any exercise hereunder shall not be effective until Control has been obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Subject to Rule 5.10, at the end of this six month period an unexercised Option shall lapse.

5.2

If under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement likely to affect or apply to Shares then the Company shall give notice thereof to all Participants and the Trustee at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement. Any Subsisting Option may, subject to Rules 5.6 and 5.7, be exercised by a Participant subject to the terms of this Rule before the later of the expiry of six months from the date of such notice and the date on which the Court sanctions such compromise or arrangement. Subject to Rule 5.10, at the end of the relevant period an unexercised Option shall lapse. The exercise of an Option under this Rule 5.2 shall not be effective until such compromise or arrangement has been sanctioned by the Court. If the Shares acquired on the exercise of the Option are not subject to such compromise or arrangement then the Participant shall transfer or otherwise deal with the Shares transferred to him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

5.3	If any person becomes bound or entitled to acquire Shares in the Company under sections 428 to 430 of the Companies Act 1985 any Subsisting Option may, subject to Rules 5.6 and 5.7, be exercised at any time when that person remains so bound or entitled. Subject to Rule 5.10, at the end of this period an unexercised Option shall lapse.

5.4	If as a result of the events specified in Rules 5.1 or 5.2 a company has obtained Control of the Company, or a company has become bound or entitled as mentioned in Rule 5.3, the Participant may, if the Acquiring Company so agrees, release any Subsisting Option he holds in consideration for the grant of a New Option pursuant to Rule 2.6.

A New Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules.

A New Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the corresponding released Option.

5.5

If any person seeks to obtain/obtains Control of the Company other than as a result of the events specified in Rules 5.1 or 5.2 then the Committee shall notify all Participants and the Trustee as soon as practicable after the offer/change of Control in accordance with Rule 8.4. Any Subsisting Option may, subject to Rules 5.6 and 5.7, be exercised (but so that any exercise hereunder shall not be effective until Control has been obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person obtains Control of the Company and any condition subject to which the offer is made has been satisfied. Subject to Rule 5.10, at the end of this six month period an unexercised Option shall lapse.

5.6	If as a result of the events specified in Rules 5.1, 5.2 or 5.5 a person has obtained Control of the Company, or if a person has become bound or entitled as mentioned in Rule 5.3, the Committee shall be entitled at any time to specify that all Subsisting Options shall cease to be exercisable at the end of a period of not less than 30 days by notice in writing to the Participants to this effect in accordance with Rule 8.4. At the end of the period so specified an unexercised Option shall cease to be exercisable.

5.7	If as a result of the events specified in Rules 5.1, 5.2 or 5.5 a company will obtain Control of the Company, or a company will become bound or entitled as mentioned in Rule 5.3 then notwithstanding Rules 5.1, 5.2, 5.3 or 5.5 if when the company acquires Control or becomes bound or entitled the majority of the persons comprising its board are members of the Board an Option will only become exercisable as a result of the operation of 5.1, 5.2, 5.3 or 5.5 where neither an offer is made with the agreement of the Acquiring Company for the grant of New Options pursuant to Rule 5.4 in consideration of the release of all Subsisting Options nor a person makes an offer to exchange all Subsisting Options nor a person makes an offer to exchange all Subsisting Options for options which meet the requirements of sub-paragraphs 15(3)(c) and (d) of Schedule 9 within:

(i)	30 days of the date of change of Control referred to in Rule 5.1 or 5.5;

(ii)	30 days of the Court sanctioning a compromise or arrangement referred to in Rule 5.2; or

(iii)	21 days of the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 5.3

If no offer is made within the periods so defined, Rules 5.1, 5.2, 5.3 and 5.5 shall continue to apply. For the avoidance of doubt this Rule 5.7 does not affect the date the Options lapse under Rules 5.1, 5.2, 5.3 or 5.5.

5.8	If notice is duly given of a general meeting at which a resolution will be proposed whereby:

(i)	the class of shares for the time being constituting Shares will be altered; or

(ii)	the rights attaching to shares which for the time being constitute Shares will be altered so that such Shares will cease to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 then the Company shall notify all Participants and the Trustee as soon as is practicable and any Subsisting Option shall at the discretion of the Committee be exercisable (but so that any exercise hereunder shall not be effective until such resolution has been passed) at any time thereafter until such resolution is duly passed or defeated or the general meeting adjourned sine die, whichever shall first occur. Subject to Rule 5.10 , if such a resolution is passed, an unexercised Option shall thereupon lapse.

5.9

If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, then the Company shall notify all Participants and the Trustee as soon as is practicable and any Subsisting Option shall be exercisable (but so that any exercise hereunder shall not be effective until such resolution has been passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Subject to Rule 5.10, if such a resolution is passed an unexercised Option shall thereupon lapse.

5.10	An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 5.1, 5.2, 5.3, 5.5, 5.8 or 5.9 shall if an event so specified occurs lapse in accordance with the relevant sub-rule of Rule 5, or if earlier, as determined by Rule 4.5 (i) to (vii). Where prior to the date an Option lapses there occurs one or more further events specified in Rules 5.1, 5.2, 5.3, 5.5, 5.8 or 5.9 an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 5.10 and the date of lapse relevant to the further event or events.

5.11	For the purpose of this Rule 5 other than Rule 5.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

5.12	The exercise of an Option pursuant to the preceding provisions of this Rule 5 shall be subject to the provisions of Rule 7.

5.13	A New Option shall not be exercisable by virtue of the event pursuant to which it was granted

6	Variation of Share Capital

6.1

In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue or open offer or any consolidation, sub-division or reduction of capital the number of Shares subject to any Option and the Exercise Price may be adjusted by the Grantor (after consultation with the Committee where the Grantor is the Trustee) in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable provided that:

(i)	the Exercise Price for a Share subject to an Option to Subscribe is not reduced below its nominal value unless (and to the extent that) the Board gives an undertaking that upon the exercise of such Option arrangements will be made for the capitalisation of undistributed profits or reserves of the Company of an amount equal to the difference between the aggregate Exercise Price and the aggregate nominal value of the Shares to be issued upon such exercise;

(ii)	at any time when the Scheme remains approved by the Inland Revenue no adjustment shall take effect without the prior approval of the Board of Inland Revenue; and

(iii)	at any time when the Scheme remains approved by the Inland Revenue following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

Such variation shall be deemed to be effective, once Inland Revenue approval has been given, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within the period from the record date to the date when the Options are adjusted shall be treated as exercised with the benefit of the variation confirmed by the Auditors.

6.2	If an adjustment is made pursuant to Rule 6.1 above with the intention that the Scheme shall cease to be approved by the Inland Revenue, the Company shall immediately notify the Inland Revenue.

6.3	The Grantor shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 6.1 and to call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

6.4	For the avoidance of doubt, where the Grantor resolves not to adjust Options pursuant to Rule 6.1 above, the Auditors shall not be required to confirm that in their opinion it is fair and reasonable not to adjust Options.

7	Manner of Exercise of Options

7.1	No Option may be exercised whilst the Scheme is approved by the Inland Revenue unless the Shares satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

7.2	An Option shall be exercised in whole or in part by the Participant or, as the case may be, his personal representatives and the exercise shall be effective on the date of receipt by the Grantor of a duly completed Notice of Exercise accompanied by the appropriate payment and the relevant Option Certificate.

7.3	Subject to Rule 7.4 where an Option to Subscribe is exercised, the number of Shares specified in the Notice of Exercise given in accordance with Rule 7.2 shall be beneficially owned by the Participant and shall be allotted and issued credited as fully paid to or as directed by the Participant within 30 days of the date of exercise or, if such allotment would be prohibited by the Model Code, at the earliest practicable time after such prohibition is lifted and the Company shall arrange for the delivery of evidence of title in respect. Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class then in issue.

7.4	If an Option to Subscribe is exercised the Committee may within 7 days of the date of exercise request the Trustee to transfer sufficient Shares to or at the direction of the Participant to satisfy the Option in full subject to Rule 7.5 which shall apply to such exercise as if it were an Option to Purchase. If the Trustee is able and willing to satisfy the Option in full the Shares shall be beneficially owned by the Participant and shall be transferred to the Participant within 30 days of the date of exercise and the Company shall pay over the aggregate Exercise Price to the Trustee when the Shares are transferred and the Company shall pay the stamp duty in respect of the transfer. If the Trustee is unable or unwilling to satisfy the Option in full Rule 7.3 shall apply as if the Committee had not requested the Trustee to satisfy the Option.

7.5	Subject to Rule 7.6 where an Option to Purchase is exercised in accordance with Rule 7.2 the number of Shares to be acquired shall be transferred to the Participant within 30 days of the date of exercise and the Company shall arrange for the delivery of evidence of title thereof Shares acquired pursuant to the exercise of an Option to Purchase shall qualify for dividends from the date the Participant is entered on the register of members of the Company. The Company shall be responsible for the payment of any stamp duty which may arise on the transfer of such shares.

7.6

If an Option to Purchase is exercised the Trustee may within 7 days of the date of exercise request the Company to issue sufficient Shares to or at the direction of the Participant to satisfy the Option in full subject to Rule 7.3 which shall apply to such exercise as if it were an Option to Subscribe. Subject to Rule 3 if the Company is able and willing to satisfy the Option in full the Shares shall be beneficially owned by the Participant and shall be issued to or at the direction of the Participant within 30 days of the date of exercise and the Trustee shall pay over the aggregate Exercise Price to the Company when the Shares are issued. If the

Company is unable or unwilling to satisfy the Option in full Rule 7.5 shall apply as if the Trustee had not requested the Company to satisfy the Option.

7.7	If an Option is exercised and the Participant is liable to tax, duties or other amounts (including, where relevant, any primary and/or secondary NIC) on such exercise and his employer or former employer being a Group Company is liable to make a payment to the appropriate authorities on account of that liability the Participant shall grant to the Trustee in the case of an Option to Purchase or to the Company in the case of an Option to Subscribe, the irrevocable authority, as agent of the Participant and on his behalf, to sell or procure the sale of sufficient of the Shares subject to Option so that the net proceeds payable to the employer or former employer are so far as possible equal to but not less than the amount payable to the appropriate authorities and the Company shall account to the Participant for any balance.

This Rule 7.7 shall not apply if the Participant makes alternative arrangements to the satisfaction of his employer or former employer and the Company is informed by the employer or former employer that the arrangements are satisfactory or the Participant pays to the Trust or the Company, as applicable, in Pounds Sterling, (whether by cheque or by banker’s draft) the amount necessary to satisfy such liabilities.

7.8	When an Option is exercised in part, the balance shall remain exercisable on the same terms as originally applied to the Option and a new Option Certificate in respect of the balance shall be issued by the Grantor as soon as possible after the partial exercise.

7.9	For so long as Shares are listed on the Official List of the UK Listing Authority, the Company shall apply for Shares in respect of which an Option has been exercised to be admitted to the Official List, if they were not so admitted already.

7.10	Where Shares are listed or dealt in or any Recognised Exchange no Option may be exercised in contravention of the Model Code or such securities transactions rules of the Recognised Exchange, as may from time to time be in force.

8	Administration and Amendment

8.1	The Scheme shall be administered by the Board (except where the Rules require a decision to be made by the Committee) whose decision on all disputes shall be final save where the Rules require the confirmation of the Auditors.

8.2	The Board may from time to time amend these Rules provided that:

(i)	no amendment may materially adversely affect a Participant as regards an Option granted prior to the amendment being made except with the consent in writing of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters in nominal amount of all the Shares which would fall to be transferred and/or allotted upon exercise in full of all Subsisting Options;

(ii)	after the Listing Date the provisions relating to:

(a)	the persons to whom, or for whom, benefits are provided under the Scheme;

(b)	the limitations on the number of Shares specified in Rule 3;

(c)	the maximum entitlement for any one Participant;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Options to be provided and for the adjustment thereof in the event of a capitalisation issue, rights issue, open offer, sub-division or consolidation of Shares or reduction of capital or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of the shareholders of the Company in general meeting (except for minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants in the Scheme or for the Company or for any Group Company);

(iii)	no amendment to any key feature (as determined by the Inland Revenue from time to time) shall have effect until approved by the Board of Inland Revenue whilst the Scheme is and is intended to remain approved by the Inland Revenue pursuant to Schedule 9; and

(iv)	no amendment made with the intention that the Scheme shall cease to be approved by the Inland Revenue shall take effect unless at the same time the Inland Revenue is notified of such amendment.

8.3	The cost of establishing and operating the Scheme shall be borne by the Group Companies in such proportions as the Board shall determine.

8.4	Any notice or other communication under or in connection with the Scheme may be given by the Grantor either personally or by post, and to the Grantor either personally or by post to the Secretary of the Grantor/Company; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

8.5	The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent of all Subsisting Options to Subscribe, taking account of any other obligations of the Company to issue unissued shares of the same class as Shares.

8.6	The Trustee shall at all times keep available sufficient shares to satisfy the exercise to the full extent of all Subsisting Options to Purchase, taking account of any other obligations of the Trust to transfer shares, provided that if an Option to Purchase ceases to be exercisable under these Rules or where an agreement is reached either for the grant of a New Option in accordance with Rule 5.4 or for the grant of an option which meets the requirements of sub-paragraphs 15 (3) (c) and (d) of Schedule 9 in exchange for a Subsisting Option as referred to in Rule 5.7, the Trustee shall be free to deal with the Shares which were subject to Option as they see fit, subject to the deed of trust constituting the Trust.

8.7	For the purposes of Rule 8.6 Shares shall be available where they are part of the assets of the Trust or are subject to an agreement whereby the Trustee can require that the Shares are transferred or issued to it or transferred or issued directly to the Participants in satisfaction of the Trustee’s obligation to satisfy Options to Purchase, but shall not be available where the Trustee has agreed or may be required to transfer Shares other than on the exercise of an Option.

9	Miscellaneous

9.1	The Scheme shall terminate upon the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution of the Committee. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

9.2	The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination.

9.3	The existence of any Option or Options shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganisations, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 1985 or other changes in the Company’s capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.4	Neither the grant of an Option nor any benefit which may accrue to a Participant on the exercise of an Option shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

9.5

Where in any Rule of this Scheme there is a requirement for any notice or document to be sent to any person by any other person, it shall be considered sent if an electronic transmission of the relevant information is sent in a form previously determined as being acceptable to the Committee. For the avoidance of doubt the Committee may dispense with the requirement to tender an Option

Certificate on the exercise of the relevant Option where they authorise any system permitting the exercise of Options by means of electronic notification. A requirement under these Rules for the making of any payment may be discharged by the electronic transmission of an authorisation to charge any account or credit card.

9.6	It is a condition of participation in this Scheme that a Participant agree to the holding of information about him by the Company and that he authorise the Company and its agents and advisers to use such information according to these Rules for the purposes of this Scheme. It is a further condition of participation in this Scheme that each Participant agrees that data concerning his participation may be processed by agents of the Company wherever located and where necessary transmitted outside of the United Kingdom. Each Letter of Grant shall contain statements to this effect.

9.7	The Scheme and all Options granted under it shall be governed by and construed in accordance with the laws of England and Wales.

Appendix I

To be typed on headed note paper of Criterion Software Limited

Dear [Participant]

Criterion Software Limited (“the Company”)

Approved Share Option Scheme (“the Scheme”)

I am pleased to inform you that the Company has granted you an option under the rules of the Scheme on [            ] (“the Date of Grant”) to subscribe for [Number] ordinary shares of [    ] each in the capital of the Company at an Exercise Price of [    ] per Ordinary Share (“the Option”). Accordingly, I enclose the following:

•	an Option Certificate which sets out the terms of the Option;

•	[an NIC Election];

•	a form of renunciation, should you wish to disclaim your Option.

[If you wish to keep the Option you must sign, date and return the NIC Election to me within 30 days.] If you do not do so, the Option will lapse. If you do not wish to accept the Option you should complete the form of renunciation and return it to me within 30 days.

Please note that the exercise of the Option is conditional on satisfying the performance condition set out in the Schedule attached to the Option Certificate [and on you agreeing to pay any employer’s national insurance contributions arising on exercise, as mentioned above].

When you wish to exercise the Option, whether in whole or in part, you should complete the notice of exercise on the back of your Option Certificate and send it to me. If you are only exercising part of the Option, a new certificate will be sent to you together with a fresh notice of exercise. The certificate states when you may first exercise your Option (although you may be able to exercise it earlier in certain special circumstances specified in the rules of the Scheme).

Under current legislation, there will be no charge to income tax on the exercise of the Option if, in addition to complying with the rules of the Scheme, you exercise the Option not earlier than 3 or later than 10 years after the Date of Grant. In addition, there will be no income tax if you exercise your Option within three years of grant (and six months of cessation of employment) by virtue of your ceasing to be employed by the Group by reason of injury, disability or redundancy. If your Option becomes exercisable for any other reason before the third anniversary of the Date of Grant and you exercise your Option before the third anniversary, you will be subject to income tax on the difference between the market value of the shares you acquire and the Exercise Price. Your employing company may be required to account for this liability, and employee’s national insurance contributions (“NIC”), under PAYE if the Company’s shares become listed on a recognised stock exchange (or if the Inland Revenue consider that the shares are “readily convertible assets” as defined in the legislation). [In addition, you will be liable to pay the secondary (employer’s) NIC which arises in respect of the amount(s) liable to income tax. This sum should reduce the gain on exercise which is liable to income tax.] to be inserted in relevant cases

If PAYE and NIC are due on exercise you will be informed of this and unless you have made alternative arrangements to reimburse these liabilities which are acceptable to the Company, the Company [Trustee] will arrange for sufficient of the shares subject to option to be sold to fund the PAYE and the primary NIC liability [and the secondary NIC liability] after which the remaining shares will be issued to you.

Please also note that Rule 9 of the Scheme states that your employment rights are not affected in any way by your participation in the Scheme. Depending on the circumstances, the termination of your employment may cause your Option to lapse. It is a condition of your participation in the Scheme that you agree to waive any and all rights (if any) to compensation or damages for the loss of any benefit or potential benefit under the Scheme in consequence of the termination of any office or employment by virtue of which you participated. Benefits under the Scheme do not constitute pensionable remuneration.

In order to administer your participation in the Scheme we will need to hold information about you and this is governed by the Data Protection Act 1998. By participating in the Scheme you agree that any information you supply will be held by the Company and that you authorise the Company and its agents and advisers to use such information according to the Rules for the purposes of the Scheme. You further understand and agree that data concerning your participation may be processed by agents on our behalf and if applicable transmitted by us outside the United Kingdom. You will be taken to have agreed to these conditions by not renouncing your Option.

Yours sincerely

Company Secretary
Criterion Software Limited

Notes:	This letter and the Option Certificate are important documents and should be kept in a safe place. In the event of any conflict between the rules of the Scheme and this letter, the rules of the Scheme shall prevail.